Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT

This Agreement (“Agreement”), executed on February 28, 2013, but retroactive to January 29, 2013 (the “Effective Date”), by and between StoneMor GP LLC, a Delaware limited liability company (the “Company”), and Paul Waimberg (“Waimberg”).

W I T N E S S E T H:

WHEREAS, Waimberg has been an employee of the Company since July 19, 1990, serving most recently in the position of Vice President - Finance and Corporate Development and Treasurer; and

WHEREAS, the Company and Waimberg have agreed that he will resign from his current full-time position with the Company as of February 28, 2013 (the “Resignation Date”); and

WHEREAS, the Company desires to assure the continuity of operations through the Resignation Date with respect to Waimberg’s areas of responsibility;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Duties Until Resignation.

1.01 Waimberg will remain employed by the Company until the Resignation Date, unless his employment is earlier terminated in accordance with paragraph 4.01 below.

1.02 During the remaining period of his employment, Waimberg shall work out at a mutually agreeable location, performing specific assignments as requested by the Company. He will perform these assignments diligently, faithfully and to the best of his ability. He will report directly to and receive assignments from the Chief Financial Officer, maintaining all of his contact with the Company through the Chief Financial Officer or his designees except for contacts with other personnel as are necessary in the performance of his duties. During this period, Waimberg will inform the Company of all projects, processes, agreements and assignments in which he has been or continues to be involved, so as to assure business continuity.

1.03 During this period, Waimberg will be given time and opportunity, consistent with his work assignments, to plan for his activities following the Resignation Date.

2.	Resignation

2.01 Upon the Resignation Date, Waimberg shall be deemed to have submitted his resignation as Vice President - Finance and Corporate Development and Treasurer of the Company and StoneMor Partners L.P., and shall submit his resignation from similar executive positions of any of the Company’s subsidiaries and affiliated entities, as well as any and all other executive or other positions he may then hold in any such subsidiaries and affiliates, including, but not limited to, any positions he might hold as director, trustee, manager or governor of any of the Company’s subsidiaries or affiliates.

3.	Employee Compensation

3.01 Waimberg shall continue to receive his base salary and benefits during the remaining period of his employment, except that effective January 1, 2013 Waimberg shall not be entitled to vacation and sick leave generally made available to executive personnel of the Company.

3.02 Waimberg shall be eligible for a 2012 bonus payment on the same terms as all other corporate executives on the same bonus program.

3.03 Waimberg acknowledges that he has received a cash payout of his four weeks’ accrued and unused vacation for 2012, and that as of the Resignation Date he will not be owed anything further for accrued but unused vacation pay or sick leave.

4.	Termination of Employment

4.01	Waimberg’s employment hereunder shall terminate:

a. upon his death;

b. upon his Disability, which for the purposes of this Agreement shall mean his inability because of physical or mental illness or incapacity, whether partial or total, with or without reasonable accommodation, to perform his duties under this Agreement, for a continuous period of at least seven (7) calendar days;

c. For Cause at the option of the Company, exercisable by or upon the authority of the Company’s Board and effective immediately upon the giving by the Company to Waimberg of written notice of such exercise, which, for purposes of this Agreement, shall mean conduct occurring after the Effective Date that constitutes fraud, willful misconduct or gross negligence, violation of securities laws, or failure to perform mutually agreed-upon duties after five days’ written notice, or that, in the reasonable discretion of the Board, materially adversely affects the reputation or business activities of the Company or any of its subsidiaries or affiliates; or

d. at the option of either party, without cause, upon giving written notice thereof;

e. on the Resignation Date; and

f. notwithstanding anything in this Agreement to the contrary, to the extent necessary to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code), Waimberg’s employment shall not be considered to have terminated earlier than the date on which Waimberg has a ‘separation from service’ within the meaning of Section 409A.

4.02	The obligations of the Company upon termination of employment are as follows:

a. Death. If Waimberg’s employment is terminated as a result of his death, his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

i. Base Salary earned but not paid prior to the date of his death;

ii. the Severance Package described in paragraph 5.01, below, payable to his estate and modified so that the Severance Period shall commence on the date of death and end 26 weeks thereafter; and

iii. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company in which Waimberg was a participant at the time of death.

b. Disability. If Waimberg’s employment is terminated due to Disability, Waimberg shall be entitled to the following:

i. Base Salary earned but not paid prior to the date of Disability;

ii. the Severance Package described in paragraph 5.01, below, modified so that the Severance Period shall commence on the date of termination of employment and end 26 weeks thereafter; and

iii. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan) for disabled employees.

c. Cause. If the Company terminates Waimberg’s employment for Cause, Waimberg shall be entitled to the following:

i. Base Salary earned but not paid prior to the date of the termination of his employment; and

ii. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company for terminated employees.

d. Without Cause by Waimberg. If Waimberg’s employment is terminated by Waimberg without Cause, Waimberg shall be entitled to the following:

i. Base Salary earned but not paid prior to the date of the termination of his employment;

ii. the Severance Package described in paragraph 5.01, below, modified so that the Severance Period shall commence on the date of termination of employment and end 26 weeks thereafter.

e. Without Cause by the Company. If Waimberg’s employment is terminated by the Company without Cause, Waimberg shall be entitled to the following:

i. Base Salary earned but not paid prior to the date of the termination of his employment, together with Base Salary for the balance of the period until the Resignation Date, payable in accordance with the regular payroll practices of the Company in equal installments over the balance of such employment period;

ii. The Severance Package described in paragraph 5.01, below.

f. Resignation. If Waimberg remains employed until the Resignation Date, Waimberg shall be entitled to the following:

i. Base Salary earned but not paid prior to the Resignation Date; and

ii. The Severance Package described in paragraph 5.01, below.

4.03 Any payment under Paragraph 4.02 hereof shall be in lieu of any other severance, bonus or other payments (other than earned or vested benefits) to which Waimberg might then be entitled pursuant to any other agreement, benefit plan or program of the Company or any statutory, common law or other claim, except that he shall remain eligible for the payment of a bonus for 2012 on the same terms as all other corporate executives on the same bonus program, as set forth in Paragraph 3.02, above.

5.	Severance Package and Duties During Severance Period

5.01 Provided that Waimberg executes this Agreement and the release of all claims which is attached hereto as Appendix A, and re-affirms that release following termination of his employment with the Company, and does not revoke his acceptance in accordance with paragraph 10.03 below, Waimberg shall receive a Severance Package consisting of:

5.01.1	Twenty-six (26) weeks’ base salary, less normal withholdings and deductions, payable over the period March 1, 2013 to August 30, 2013 (the “Severance Period”) on the Company’s normal payroll schedule; and

5.01.2	If Waimberg elects COBRA continuation coverage, a contribution to Waimberg’s COBRA premium for the months of March through August, 2013, inclusive, on the same basis as the Company currently contributes to Waimberg’s employee health insurance premium. Waimberg’s contribution to the COBRA premium will be the same as his current contribution to the health insurance premium unless the Company changes the contribution structure for all executive level employees, and will be deducted from his severance payments.

5.01.3	Waimberg will continue to vest in his UARs during the period from March 1 to August 30, 2013.

5.02 During the Severance Period, Waimberg will remain available on an as-needed basis without additional compensation to provide reasonable assistance concerning questions that might arise relating to the work he performed for the Company.

6.	Continued Obligation of Confidentiality

6.01 While employed by the Company and thereafter without limit as to time, Waimberg will not (other than in the regular course and in furtherance of the Company’s business) divulge, furnish or make available to any person any knowledge or information with respect to the business or affairs of the Company which is confidential, including, without limitation, “know-how,” trade secrets, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Company except (1) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by the Company not permitted hereunder, and (2) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Waimberg to divulge, disclose or make accessible such information. All memoranda, notes, lists, records, electronically stored data, recordings or videotapes and other documents (and all copies thereof) made or compiled by Waimberg or made available to Waimberg (whether during his employment by the Company or by any predecessor thereof) concerning the business of the Company or any predecessor thereof shall be the property of the Company and shall be delivered to the Company promptly upon the termination of employment.

6.02 Waimberg acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings that alone or jointly with others Waimberg may conceive, make, develop or acquire during the period of his employment by the Company and any predecessor thereof (collectively, the “Developments”), are and shall remain the sole and exclusive property of the Company and Waimberg hereby assigns to the Company all of his right, title and interest in all such Developments. Waimberg shall promptly and fully disclose all future Developments to the Company’s Board, and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of the Company’s counsel, to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary.

6.03 Waimberg acknowledges that irreparable injury would be sustained by the Company in the event of his breach of any of the covenants contained in this Paragraph 6, which injury could not be remedied adequately by the recovery of damages in an action at law. Accordingly, Waimberg agrees that, upon a breach or threatened breach by him of any of such covenants, the Company shall be entitled, in addition to and not in lieu of any and all other remedies, to an injunction to be issued by any court of competent jurisdiction restraining the commission or continuance of any such breach or threatened breach upon minimal bond, with or without surety, and that such an injunction will not work an undue hardship on him. Further, any proven breach by Waimberg shall result in the forfeiture of any remaining severance payments or benefits due to Waimberg hereunder.

6.04 Except as legally required, the Company and Waimberg shall not discuss or disclose to any third party (a) the terms of this Agreement or (b) the circumstances leading to the execution of this Agreement. Notwithstanding the foregoing, the parties may state that they have parted ways amicably.

6.05 The provisions of this Paragraph 6 shall survive the termination of this Agreement, without regard to the reasons therefore.

7.	Reimbursement of Business Expenses

Upon termination of employment, Waimberg shall be entitled to reimbursement of business expenses in accordance with the Company’s policy.

8.	Non-disparagement

Waimberg shall not make or cause to be made, whether orally or in writing, any statement which disparages the Company or its officers or directors in its/his/her business, personal or professional dealings. The Company, which for purposes of this paragraph includes all officers at the level of Vice President and above, shall not make or cause to be made, whether orally or in writing, any statement which disparages Waimberg in his business, personal or professional dealings.

9.	Requests for References

In response to any requests for references from prospective employers, the Company will follow its established practice of directing such requests to Human Resources, which will verify dates of employment, positions held and, upon request, last annual salary, and will tell the inquiring party that it is Company policy to provide only such information.

10.	Miscellaneous

10.01 This Agreement shall be construed and enforced in accordance with the laws of, the State of Delaware without reference to principles of conflict of laws. The parties consent to the jurisdiction and venue of the state courts in Bucks County, Pennsylvania and of the United States District Court for the Eastern District of Pennsylvania, for any action to enforce the terms of this Agreement.

10.02 This Agreement shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and supersede any and all other prior or contemporaneous agreements, written or oral, between Waimberg and the Company or any predecessor thereof with respect to such subject matter. No provision hereof may be modified or waived except by a written instrument duly executed by Waimberg and the Company with the express approval of the Company’s Board or the Company’s Compensation Committee.

10.03 Waimberg acknowledges that before entering into this Agreement he has received a reasonable period of time, not less than 21 days, to consider this Agreement and has had sufficient time and an opportunity to consult with any attorney or other advisor of his choice in connection with this Agreement and all matters contained herein, and that he has been advised to do so if he so chooses. Waimberg further acknowledges that this Agreement and all terms hereof are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company, that he has approved and entered into this Agreement and all of the terms hereof on his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein. Waimberg understands that he has seven (7) calendar days from the date he signs this Agreement and Release, and from the date he re-affirms the Release following termination of employment, to revoke his acceptance of the Agreement, by giving written notice in accordance with paragraph 8.06 below.

10.04 The Company shall be entitled to deduct and withhold from all compensation payable to Waimberg pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction.

10.05 Paragraph headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

10.06 Any and all notices, demands or other communications to be given or made hereunder shall be in writing and shall be deemed to have been fully given or made when personally delivered, or on the third business day after mailing from within the continental United States by registered mail, postage prepaid, addressed as follows:

If to the Company:

311 Veterans Highway, Suite B

Levittown, PA 19056

Attention: Lawrence Miller, President & CEO

If to Waimberg:

812 Lombard Street

# 15

Philadelphia, PA 19147

with a copy to his attorney by e-mail and U.S. mail, first class, postage prepaid:

Peter J. Weidman

Weidman Law, LLC

600 West Germantown Pike

Suite 400

Plymouth Meeting, PA 19462

e-mail: pweidman@weidmanlaw.com

Either party may change the address to which any notices to it shall be sent by giving to the other party written notice of such change in conformity with the foregoing.

10.07 This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

10.08 This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, provided that such successor shall assume the Company’s obligations under this Agreement. Because this Agreement involves the performance of personal services by Waimberg, it may not be assigned by Waimberg. This Agreement shall inure to the benefit of and be enforceable by Waimberg’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

IN WITNESS WHEREOF, the Company and Waimberg have executed this Agreement as of the Effective Date.

STONEMOR GP LLC

By:	/s/ Lawrence Miller
Name:	Lawrence Miller
Title:	President and Chief Executive Officer

/s/ Paul Waimberg
PAUL WAIMBERG

APPENDIX A

GENERAL RELEASE

In consideration of the Employment Separation Agreement I have entered into with StoneMor GP LLC, a Delaware limited liability company (the “Company”), with an effective date of January 29, 2013, I, PAUL WAIMBERG, hereby release the Company and all of its past, present, and future divisions, subsidiaries, parents, affiliates, joint ventures and other related entities, and all of their respective past, present, and future directors, officers, agents, employees, benefit plans, plan administrators and other plan fiduciaries, successors and assigns (collectively, the “Released Parties”), from any and all claims occurring prior to my execution or to my re-affirmation of this General Release, as the case may be, and arising out of my employment with the Company or my separation from that employment. This General Release is to be broadly construed to encompass all claims of any kind or character whatsoever, whether known or unknown, relating to my employment with the Company or my separation from that employment based upon any matter occurring prior to my execution of this General Release, and prior to my re-affirmation of this General Release, as the case may be, including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, Executive Order 11246 and 11375, the Employee Retirement Income Security Act (other than claims relating to vested benefits), the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Pennsylvania Human Relations Act, and any other federal, state or local constitution, statute, regulation, or ordinance, and any and all common law claims including, but not limited to, claims for wrongful or retaliatory discharge, whistle-blowing, intentional infliction of emotional distress, negligence, defamation, invasion of privacy, salary, wages, bonuses, severance pay and benefits not specifically recited in the Employment Separation Agreement, and breach of contract. The claims I am releasing also include all claims for retaliation under any of the laws described above, and any claims for attorney’s fees arising out of any of the above. This release applies to all claims whether or not I am now or ever was aware that they existed, and also to the continuing or future consequences of those claims.

Excluded from the scope of this General Release are: (1) any claims for defense or indemnification under any insurance policies, Company by-laws or applicable law relating to my employment; (2) any rights to workers’ compensation benefits or unemployment compensation benefits; (3) claims that under applicable law cannot be released; (4) claims to enforce the Employment Separation Agreement; and (5) vested rights or interests under any retirement, UAR, equity or other benefit plans in which I participate

I understand that nothing in this General Release is intended to and does not limit my right to file a charge or participate in an investigative proceeding of the EEOC or another governmental agency. However, I understand that any claims by me for personal relief such as reinstatement or monetary damages or attorney’s fees are barred by this General Release, and that even if I file a charge or someone else files a charge from which I could potentially benefit, I personally cannot benefit monetarily or in any other way from that claim.

I further understand and acknowledge that:

a. This General Release applies to, among other things, any and all claims I have against the Released Parties under the Federal Age Discrimination in Employment Act (ADEA);

b. The General Release is given in exchange for good and valuable consideration to which I would not otherwise have a right;

c. This General Release does not waive any rights or claims arising after both the date I sign it and the date I re-affirm my signature;

d. I have been advised to and have been given ample opportunity to consult with an attorney prior to signing this General Release;

e. I have been allowed at least twenty-one (21) days from the date I received this General Release to sign it;

f. I may revoke this General Release by giving written notice to the Company within seven (7) days after I sign it, or within seven (7) days after I re-affirm my signature; and

I further acknowledge that I am signing this General Release knowingly and voluntarily, and without reliance upon any representations or promises of any kind other than those contained in the Employment Separation Agreement.

PAUL WAIMBERG	Date

SIGNATURE RE-AFFIRMED:

PAUL WAIMBERG	Date